                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650


The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2003

                                                           Prospectus Supplement
                                         (To Prospectus Dated February 23, 2001)

SEQUINS(sm)
--------------------------------------------------------------------------------
SELECT EQUITY INDEXED NOTES

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                                    % SEQUINS
          BASED UPON THE COMMON STOCK OF TEXAS INSTRUMENTS INCORPORATED
                                 DUE    , 2005
                               $10.00 PER SEQUINS

-     The SEQUINS bear interest at the rate of     % per annum. We will pay
      interest in cash quarterly on the      day of January, April, July and
      October, commencing on October   , 2003.

-     Beginning   , 2004, we may call the SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will
      provide a yield to call of     % per annum (compounded annually).

-     If we do not call the SEQUINS, you will receive at maturity for each
      SEQUINS       shares of Texas Instruments common stock.

- We will apply to list the SEQUINS on the American Stock Exchange under the symbol "CXI."

      INVESTING IN THE SEQUINS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE SEQUINS" BEGINNING ON PAGE S-8.

      The SEQUINS represent obligations of Citigroup Global Markets Holdings Inc. only. Texas Instruments Incorporated is not involved in any way in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the SEQUINS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      The SEQUINS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

--------------------------------------------------------------------------------
                                                       Per SEQUINS       Total
                                                       -----------       -----
Public Offering Price                                  $10.00            $
Underwriting Discount                                  $                 $
Proceeds to Citigroup Global Markets Holdings Inc.     $                 $

The underwriter expects to deliver the SEQUINS to purchasers on or about
      , 2003.

         , 2003


                                (CITIGROUP LOGO)

                    SEQUINS(SM) (SELECT EQUITY INDEXED NOTES)

                                     SUMMARY

      This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the SEQUINS based upon the common stock of Texas Instruments Incorporated. You should carefully read this entire prospectus supplement and the accompanying prospectus to fully understand the terms of the SEQUINS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the SEQUINS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the SEQUINS," which highlights a number of risks, to determine whether an investment in the SEQUINS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

GENERAL

      The SEQUINS are equity-linked senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. that offer a current income and a limited appreciation investment opportunity. The SEQUINS pay a fixed interest payment with a yield greater than the underlying stock's current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Citigroup Global Markets Holdings. If not called by us, at maturity the SEQUINS return a fixed number of shares of the underlying stock on which they are based. The SEQUINS have a term to maturity of approximately two years but may be called by us after approximately one year.

SELECTED PURCHASE CONSIDERATIONS

- CURRENT INCOME - The SEQUINS offer current income in the form of interest paid quarterly.

- APPRECIATION UP TO CALL PRICE - If we do not call the SEQUINS and the trading price of Texas Instruments common stock at maturity is greater than its price at the market close on the date SEQUINS are priced for initial sale to the public, the value of the Texas Instruments common stock you receive at maturity will be greater than your initial investment (although you should not expect to obtain a total yield to call of more
      than     % per annum (compounded annually) due to our right to call the
      SEQUINS).

- EXCHANGE LISTING - Although the SEQUINS are expected to be "buy and hold" investments, they will be listed on a major exchange.

SELECTED RISK CONSIDERATIONS

- YOUR INVESTMENT IN THE SEQUINS MAY RESULT IN A LOSS IF THE TRADING PRICE OF TEXAS INSTRUMENTS COMMON STOCK DECLINES - If the trading price of Texas Instruments common stock at maturity is less than its price at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity will be less than your initial investment, even if the trading price of Texas Instruments common stock exceeded its price at the market close on the date the SEQUINS are priced for initial sale to the public one or more times during the term of the SEQUINS.

- OUR ABILITY TO CALL THE SEQUINS MAY LIMIT THE APPRECIATION OF YOUR INVESTMENT IN THE SEQUINS - If we exercise our call option, you will receive a call price in cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including
      the call date, will provide a yield to call of     % per annum (compounded
      annually). The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS
      will never result in a total yield to call of more than     % per annum
      (compounded annually), even though you will be subject to the full risk of a decline in the price of Texas Instruments common stock.

- YOU MAY NOT BE ABLE TO SELL YOUR SEQUINS IF AN ACTIVE TRADING MARKET FOR THE SEQUINS DOES NOT DEVELOP - The SEQUINS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the SEQUINS. Although Citigroup Global Markets Inc. intends to make a market in the SEQUINS, it is not obligated to do so.

- IF WE DO NOT CALL THE SEQUINS, YOU WILL HAVE NO RIGHTS AGAINST TEXAS INSTRUMENTS INCORPORATED PRIOR TO RECEIVING ANY SHARES OF TEXAS INSTRUMENTS COMMON STOCK AT MATURITY - You will have no rights against Texas Instruments even though the market value of the SEQUINS and the value of shares of common stock you receive at maturity if we do not call the SEQUINS depend on the price of Texas Instruments common stock. Texas Instruments is not involved in this offering and has no obligations relating to the SEQUINS.

- THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR SEQUINS PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the price of and the dividend yield on Texas Instruments common stock, interest rates, the earnings performance of Texas Instruments, other economic conditions and Citigroup Global Markets Holdings' perceived creditworthiness, the SEQUINS may trade at prices below their initial price and you could receive substantially less than the amount of your original investment if you sell your SEQUINS prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE SEQUINS?

     The SEQUINS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings.
The SEQUINS mature on           , 2005, are callable by us beginning           ,
2004 and do not provide for early redemption by you.

     Each SEQUINS represents a principal amount of $10. You may transfer the SEQUINS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the SEQUINS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the SEQUINS by individual investors. Accountholders in Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the SEQUINS through the accounts those systems maintain with DTC. You should refer to the section "Description of the SEQUINS -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE INTEREST ON THE SEQUINS?

     The SEQUINS bear interest at the rate of      % per annum. We will pay
interest in cash quarterly on each   day of each January, April, July and
October, commencing on October   , 2003.

WHAT WILL I RECEIVE AT MATURITY OF THE SEQUINS?

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of Texas Instruments common stock equal to the exchange ratio.

     As a result, if the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS may be less than $10, and could be zero. You will not in any case receive at maturity a number of shares of Texas Instruments common stock with a value of more than $10 unless at maturity the trading price of Texas Instruments common stock is greater than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

     In lieu of any fractional share of Texas Instruments common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share.

     The exchange ratio will equal $10 divided by the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. We will disclose the exchange ratio to you in the final prospectus supplement.

IS THERE A POSSIBILITY OF A LOSS OF CAPITAL?

     If the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS may be less than the initial price of the SEQUINS, even if the price per share of Texas Instruments common stock exceeds the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the term of the SEQUINS. Even if the price per share of Texas Instruments common stock appreciates during the term of the SEQUINS, the total yield on the SEQUINS to you may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity. You should refer to "Risk Factors -- The Yield on the SEQUINS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity" in this prospectus supplement.

WHAT WILL I RECEIVE IF CITIGROUP GLOBAL MARKETS HOLDINGS CALLS THE SEQUINS?

     We may call the SEQUINS, in whole, but not in part, on any business day
beginning on      , 2004 through and including the maturity date. We will
provide at least 10 business days' notice before the date we will call the SEQUINS (which we refer to as the call date).

     If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to
call of      % per annum (compounded annually). The call price will be
calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on yield to call
of   % (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made through and including the applicable call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal the initial price of the SEQUINS. The present values of the interest payments made on the SEQUINS will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a business day.

     The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a
total yield to call of more than   % per annum (compounded annually), even
though you will be subject to the full risk of a decline in the price of Texas Instruments common stock.

     We have provided a table showing the month-end, mid-month, first and last hypothetical call prices from July 30, 2004 through July 29, 2005 under the heading "Description of the SEQUINS -- Hypothetical Call Prices" in this prospectus supplement. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS.

WHAT HYPOTHETICAL RETURNS COULD I RECEIVE AT MATURITY?

     The following table illustrates, for a range of hypothetical trading prices of Texas Instruments common stock at maturity:

     - the percentage change from a hypothetical initial price of $20 to the relevant hypothetical trading price at maturity,

     - the final amount payable on the SEQUINS, including the payment of accrued and unpaid interest on the maturity date,

     - the total annualized yield on the SEQUINS at maturity, and

     - the total annualized yield from direct ownership of Texas Instruments common stock.

     This table assumes that the SEQUINS have not been called prior to the maturity date and will be called by us on the maturity date if the total annualized yield on the SEQUINS would otherwise be greater than or equal to 14.00% at maturity.

                        PERCENTAGE CHANGE
                             FROM THE                                                     TOTAL ANNUALIZED
                       HYPOTHETICAL INITIAL                                               YIELD FROM DIRECT
                           PRICE TO THE                              TOTAL ANNUALIZED       OWNERSHIP OF
HYPOTHETICAL TRADING       HYPOTHETICAL          FINAL AMOUNT          YIELD ON THE       TEXAS INSTRUMENTS
      PRICE AT           TRADING PRICE AT       PAYABLE ON THE          SEQUINS AT          INCORPORATED
      MATURITY               MATURITY             SEQUINS(1)            MATURITY(2)        COMMON STOCK(3)
--------------------   --------------------   -------------------   -------------------   -----------------
       $ 0.00                -100.00%              $ 0.2000               -74.60%              -97.12%
       $ 2.00                 -90.00%              $ 1.2000               -56.89%              -67.91%
       $ 4.00                 -80.00%              $ 2.2000               -45.21%              -54.84%
       $ 6.00                 -70.00%              $ 3.2000               -35.81%              -44.80%
       $ 8.00                 -60.00%              $ 4.2000               -27.71%              -36.33%
       $10.00                 -50.00%              $ 5.2000               -20.50%              -28.87%
       $12.00                 -40.00%              $ 6.2000               -13.93%              -22.12%

                        PERCENTAGE CHANGE
                             FROM THE                                                     TOTAL ANNUALIZED
                       HYPOTHETICAL INITIAL                                               YIELD FROM DIRECT
                           PRICE TO THE                              TOTAL ANNUALIZED       OWNERSHIP OF
HYPOTHETICAL TRADING       HYPOTHETICAL          FINAL AMOUNT          YIELD ON THE       TEXAS INSTRUMENTS
      PRICE AT           TRADING PRICE AT       PAYABLE ON THE          SEQUINS AT          INCORPORATED
      MATURITY               MATURITY             SEQUINS(1)            MATURITY(2)        COMMON STOCK(3)
--------------------   --------------------   -------------------   -------------------   -----------------
       $14.00                 -30.00%              $ 7.2000                -7.86%              -15.91%
       $16.00                 -20.00%              $ 8.2000                -2.18%              -10.13%
       $18.00                 -10.00%              $ 9.2000                 3.17%               -4.71%
       $20.00(4)                0.00%              $10.2000                 8.24%                0.43%
       $22.00                  10.00%              $11.2000                13.08%                5.31%
       $24.00                  20.00%              $11.3966                14.00%                9.97%
       $26.00                  30.00%              $11.3966                14.00%               14.45%
       $28.00                  40.00%              $11.3966                14.00%               18.76%
       $30.00                  50.00%              $11.3966                14.00%               22.91%
       $32.00                  60.00%              $11.3966                14.00%               26.93%
       $34.00                  70.00%              $11.3966                14.00%               30.83%
       $36.00                  80.00%              $11.3966                14.00%               34.61%
       $38.00                  90.00%              $11.3966                14.00%               38.29%
       $40.00                 100.00%              $11.3966                14.00%               41.87%

------------------

(1) The final amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.

(2) The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the date of issuance (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the SEQUINS, including the call price and all interest payments made through and including the applicable call date, the sum of these present values being equal to the $10 initial price of the SEQUINS. This annualized yield assumes:

     (a)interest payments of 8% per annum are (i) made quarterly on the 29th day of each January, April, July and October of each year, commencing on October 29, 2003, and (ii) reinvested for the remainder of the term of the SEQUINS at the applicable yield listed in this column,

     (b)an investment term from July 29, 2003 to July 29, 2005, and

     (c)computation on the basis of a 360-day year of twelve 30-day months, compounded annually.

(3) This annualized yield assumes:

     (a)an investment in Texas Instruments common stock at the hypothetical initial price and a sale of the common stock at the hypothetical trading price at maturity,

     (b)a dividend payment of $0.02125 per quarter per share,

     (c)no transaction fees or expenses, and

     (d)an investment term from July 29, 2003 to July 29, 2005.

(4) This is the hypothetical initial price.

HOW HAS TEXAS INSTRUMENTS COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Texas Instruments common stock for each quarter since the first quarter of 1998. You can find this table in the section "Historical Data on the Common Stock of Texas Instruments Incorporated" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Texas Instruments common stock in recent years. However, past performance is not necessarily indicative of how Texas Instruments common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the SEQUINS -- You Will Have No Rights Against Texas Instruments Prior to Receiving Any Shares of Texas Instruments Common Stock at Maturity if We Do Not Call the SEQUINS" in this prospectus supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE SEQUINS?

     In purchasing a SEQUINS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase Texas Instruments common stock at maturity (including as a result of acceleration or otherwise). In addition, you and Citigroup Global Markets Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the SEQUINS. Under this treatment, you generally will be required to include the interest payments as interest income at the time such interest is accrued or received in accordance with your method of accounting. If Citigroup Global Markets Holdings delivers Texas Instruments common stock at maturity, a U.S. Holder generally will recognize no gain or loss on the purchase of the Texas Instruments common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the SEQUINS. Upon the exercise by Citigroup Global Markets Holdings of its right to call the SEQUINS prior to maturity, or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the SEQUINS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE SEQUINS BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the SEQUINS on the American Stock Exchange under the symbol "CXI." You should be aware that the listing of the SEQUINS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the SEQUINS.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the SEQUINS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell SEQUINS to create a secondary market for holders of the SEQUINS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the SEQUINS.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. On April 7, 2003, Citigroup Global Markets Holdings filed a Restated Certificate of Incorporation in the State of New York changing its name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1998 are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                      THREE MONTHS    -------------------------------------
                                         ENDED
                                     MARCH 31, 2003   2002    2001    2000    1999    1998
                                     --------------   -----   -----   -----   -----   -----
Ratio of earnings to fixed
  charges..........................      1.74x        1.44x   1.34x   1.32x   1.46x   1.11x

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE SEQUINS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the SEQUINS. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the SEQUINS. However, such plans will be deemed to have represented that their purchase, acquisition, holding and disposition of the SEQUINS and the transactions contemplated by this prospectus supplement do not and will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT IN THE SEQUINS?

     Yes, the SEQUINS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the SEQUINS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Citigroup Global Markets Holdings with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the year ended December 31, 2002, (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and (iii) our Current Reports on Form 8-K filed on January 22, 2003, April 7, 2003, April 14, 2003, April 28, 2003,
April 30, 2003 and June 2, 2003.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the worldwide web on the internet at http://www.sec.gov.

                      RISK FACTORS RELATING TO THE SEQUINS

     Because the terms of the SEQUINS differ from those of conventional debt securities in that the maturity payment will be made in shares of Texas Instruments common stock, unless the SEQUINS are called by us, an investment in the SEQUINS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Texas Instruments common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE SEQUINS MAY RESULT IN A LOSS IF THE TRADING PRICE OF TEXAS INSTRUMENTS COMMON STOCK DECLINES

     The maturity payment will be made in Texas Instruments common stock, unless the SEQUINS are called by us. As a result, the value of the shares of Texas Instruments common stock you receive at maturity may be less than the amount you paid for your SEQUINS, except to the extent of the interest payable on the SEQUINS. If at maturity the trading price of Texas Instruments common stock is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS will be less than the $10 you pay for each SEQUINS, and could be zero, in which case your investment in the SEQUINS will result in a loss, again except to the extent of the interest payable on the SEQUINS. This will be true even if the trading price of Texas Instruments common stock exceeds the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the life of the SEQUINS but the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

THE SEQUINS ARE SUBJECT TO BEING CALLED AT OUR OPTION, WHICH WILL HAVE THE EFFECT OF LIMITING YOUR PARTICIPATION IN ANY APPRECIATION IN THE PRICE OF TEXAS INSTRUMENTS COMMON STOCK

     We may call all of the SEQUINS on any business day beginning           ,
2004 to and including the maturity date. In the event that we call the SEQUINS, you will receive only the call price and any accrued and unpaid interest to and including the call date, and you will not be entitled to receive shares of Texas Instruments common stock at maturity. The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call
the SEQUINS will never result in a total yield to call of more than   % per
annum (compounded annually), even though you will be subject to the full risk of a decline in the price of Texas Instruments common stock.

YOUR RETURN MAY BE LIMITED AND WILL NOT BE IDENTICAL TO THE RETURN OF OWNING TEXAS INSTRUMENTS COMMON STOCK

     As a result of our right to call the SEQUINS, your return on the SEQUINS may be less than your return on a direct investment in Texas Instruments common stock or on a similar security that was directly linked to Texas Instruments common stock and allowed you to participate more fully in the appreciation of the price of Texas Instruments common stock. In addition, your return on the SEQUINS will not reflect the return you would realize if you actually owned Texas Instruments common stock and received the dividends, if any, paid on Texas Instruments common stock. You will not be entitled to receive dividends, if any, paid on Texas Instruments common stock unless and until you actually hold Texas Instruments common stock on the applicable record date for the payment of a dividend.

THE YIELD ON THE SEQUINS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The SEQUINS bear interest at the rate of   % per annum. As a result, if the
trading price of Texas Instruments common stock at maturity is less than $ (resulting in you receiving stock with a value at maturity that is less than the principal amount of your SEQUINS), the yield on the SEQUINS will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE HISTORICAL PERFORMANCE OF TEXAS INSTRUMENTS COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF TEXAS INSTRUMENTS COMMON STOCK

     The historical price of Texas Instruments common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of Texas Instruments common stock during the term of the SEQUINS. Changes in the price of Texas Instruments common stock will affect the trading price of the SEQUINS, but it is impossible to predict whether the price of Texas Instruments common stock will rise or fall.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR SEQUINS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the SEQUINS in the secondary market will be affected by supply and demand for the SEQUINS, the value of Texas Instruments common stock and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the SEQUINS of a change in a specific factor, assuming all other conditions remain constant.

  TEXAS INSTRUMENTS COMMON STOCK PRICE

     We expect that the market value of the SEQUINS will depend substantially on the amount, if any, by which the price of Texas Instruments common stock changes from the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. However, changes in the price of Texas Instruments common stock may not always be reflected, in full or in part, in the market value of the SEQUINS. If you choose to sell your SEQUINS when the price of Texas Instruments common stock exceeds the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Texas Instruments common stock will continue to fluctuate from that time until we exercise our call option or until the maturity date. In addition, significant increases in the value of Texas Instruments common stock are not likely to be reflected in the trading price of the SEQUINS because the amount payable at maturity on each SEQUINS is generally limited by our ability to call the SEQUINS at any time
after           , 2004, for a call price that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date,
will provide a yield to call of   % per annum (compounded annually). If you
choose to sell your SEQUINS when the price of Texas Instruments common stock is below the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, you may receive less than the amount you originally invested.

     The value of Texas Instruments common stock will be influenced by Texas Instruments' results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Texas Instruments is a part. Citigroup Global Markets Holdings' hedging activities in Texas Instruments common stock, the issuance of securities similar to the SEQUINS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Texas Instruments common stock.

  VOLATILITY OF TEXAS INSTRUMENTS COMMON STOCK

     Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Texas Instruments common stock increases, the market value of the SEQUINS may decrease.

  CALL FEATURE

     Our ability to call the SEQUINS on any business day beginning on
          , 2004 through and including the maturity date is likely to limit their value. We believe that if we did not have the right to call the SEQUINS, their value could be significantly different.

  ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF TEXAS INSTRUMENTS

     General economic conditions and earnings results of Texas Instruments and real or anticipated changes in those conditions or results may affect the market value of the SEQUINS. In addition, if the dividend yield on Texas Instruments common stock increases, the value of the SEQUINS may decrease, since the value of any shares you receive at maturity if we do not call the SEQUINS will not reflect the value of such dividend payments. Conversely, if the dividend yield on Texas Instruments common stock decreases, the value of the SEQUINS may increase.

  INTEREST RATES

     We expect that the market value of the SEQUINS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the SEQUINS may decrease, and if U.S. interest rates decrease, the market value of the SEQUINS may increase.

  TIME PREMIUM OR DISCOUNT

     As a result of a "time premium or discount," the SEQUINS may trade at a value above or below that which would be expected based on the level of interest rates and the price of Texas Instruments common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the price of Texas Instruments common stock during the period prior to the maturity of the SEQUINS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the SEQUINS.

  CITIGROUP GLOBAL MARKETS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS

     Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the SEQUINS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the SEQUINS attributable to another factor, such as an increase in the value of Texas Instruments common stock.

YOU WILL HAVE NO RIGHTS AGAINST TEXAS INSTRUMENTS PRIOR TO RECEIVING ANY SHARES OF TEXAS INSTRUMENTS COMMON STOCK AT MATURITY IF WE DO NOT CALL THE SEQUINS

     If we do not call the SEQUINS, you will have no rights against Texas Instruments prior to receiving shares of Texas Instruments common stock at maturity, even though

     - you will receive Texas Instruments common stock at maturity; and

     - the market value of the SEQUINS is expected to depend primarily on the price of Texas Instruments common stock.

     Texas Instruments is not in any way involved in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS. In addition, you will have no voting rights and will receive no dividends with respect to Texas Instruments common stock unless and until you receive shares of Texas Instruments common stock at maturity.

YOU MAY NOT BE ABLE TO SELL YOUR SEQUINS IF AN ACTIVE TRADING MARKET FOR THE SEQUINS DOES NOT DEVELOP

     There is currently no secondary market for the SEQUINS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the SEQUINS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the SEQUINS. If the secondary market for the SEQUINS is limited, there may be few buyers should you choose to sell your SEQUINS prior to maturity and this may reduce the price you receive.

THE VALUE OF ANY SHARES OF TEXAS INSTRUMENTS COMMON STOCK RECEIVED AT MATURITY MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF TEXAS INSTRUMENTS COMMON STOCK IS DILUTED BECAUSE THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE TEXAS INSTRUMENTS COMMON STOCK

     The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Texas Instruments that modify its capital structure and a number of other transactions involving Texas Instruments, as well as for the liquidation, dissolution or winding up of Texas Instruments. You should refer to the section "Description of the SEQUINS -- Dilution Adjustments" in this prospectus supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of Texas Instruments common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the exchange ratio to the price of Texas Instruments common stock, these other events may reduce the value of the shares of Texas Instruments common stock received at maturity for each SEQUINS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the SEQUINS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

THE MARKET VALUE OF THE SEQUINS MAY BE AFFECTED BY PURCHASES AND SALES OF TEXAS INSTRUMENTS COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO TEXAS INSTRUMENTS COMMON STOCK BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Texas Instruments common stock or derivative instruments relating to Texas Instruments common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Texas Instruments common stock and therefore the market value of the SEQUINS.

     Citigroup Global Markets Inc. or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings' other affiliates in connection with the sale of the SEQUINS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEQUINS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the SEQUINS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain U.S. Federal Income Tax Considerations" in this prospectus supplement.

                           DESCRIPTION OF THE SEQUINS

     The description in this prospectus supplement of the particular terms of
the   % Select EQUity Indexed NoteS Based Upon the Common Stock of Texas
Instruments Incorporated Due           , 2005 supplements, and to the extent
inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Select EQUity Indexed NoteS based upon the common stock of Texas Instruments Incorporated (the "SEQUINS(SM)") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of SEQUINS issued will be $
(     SEQUINS). The SEQUINS will mature on           , 2005, will constitute
part of the senior debt of Citigroup Global Markets Holdings and will rank on an equal basis with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The SEQUINS will be issued only in fully registered form and in denominations of $10 per SEQUINS and integral multiples thereof.

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of Texas Instruments common stock equal to the exchange ratio described below. The value of the shares of Texas Instruments common stock you receive at maturity will depend on the trading price of Texas Instruments common stock at the maturity date. The value of the shares of Texas Instruments common stock you receive at maturity will be less than your investment in the SEQUINS if the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. You will not in any case receive the benefit of an increase in the price of Texas Instruments common stock or receive a payment at maturity greater than your investment unless we call the SEQUINS as described below or unless at maturity the trading price of Texas Instruments common stock is greater than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. In addition, the opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than % per annum (compounded annually).

     The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01," "2.01" and so forth, rather than "101," "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the SEQUINS and of the senior debt indenture under which the SEQUINS will be issued.

INTEREST

     The SEQUINS bear interest at the rate of   % per annum. We will pay
interest in cash quarterly on the   day of each January, April, July and
October, commencing on October   , 2003.

     Interest will be payable to the persons in whose names the SEQUINS are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the SEQUINS will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of Texas Instruments common stock equal to the exchange ratio.

     As a result, if the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS may be less than $10 and could be zero. You will not in any case receive at maturity a number of shares of Texas Instruments common stock with a value of more than $10 unless at maturity the trading price of Texas Instruments common stock is greater than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

     In lieu of any fractional share of Texas Instruments common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of Texas Instruments common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of SEQUINS held by each holder.

     The exchange ratio will equal $10 divided by the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. We will disclose the exchange ratio to you in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS.

CALL OPTION

     We may call the SEQUINS in whole, but not in part, on any business day
beginning on      , 2004 through and including the maturity date. We will
provide at least 10 business days' notice (as described below) before the call date.

     If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to
call of      % per annum (compounded annually). The call price will be
calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on an annual
yield to call of   % (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made to and including the call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal the initial price of the SEQUINS. The actual yield to call will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. The present value of each interest payment on the SEQUINS used to determine the call price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a business day and, as a result, the payment being delayed until the next succeeding business day. Any delay will not be taken into account when calculating the call price. The call price will be rounded to the fourth decimal place and will not include the amount of unpaid interest accrued to and including the call date; however, on the call date you will receive the call price plus an amount equal to the accrued and unpaid interest.

     The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a
total yield to call of more than   % per annum (compounded annually),
even though you will be subject to the full risk of a decline in the price of Texas Instruments common stock.

     So long as the SEQUINS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC, in which event such notice will be deemed to have been given to holders of the SEQUINS on the seventh trading day after the day on which such notice is delivered. If the SEQUINS are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

HYPOTHETICAL CALL PRICES

     The following table sets forth the month-end, mid-month, first and last hypothetical call prices from July 30, 2004 through July 29, 2005, based on the assumptions specified below. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. If we elect to exercise our call option, the call price will be disclosed in the notice we deliver to DTC in connection with our call of the SEQUINS.

     This table assumes the following hypothetical information:

- date of issuance:                        July 29, 2003
- initial price:                           $10 per SEQUINS
- interest rate:                           8.00% per year
- interest payment date:                   On the 29th day of each January, April,
                                           July and October, commencing on October
                                           29, 2003 (computed on the basis of a
                                           360-day year of twelve 30-day months,
                                           compounded annually)
- yield to call:                           14.00% (computed on the basis of a
                                           360-day year of twelve 30-day months,
                                           compounded annually)
- maturity date:                           July 29, 2005

                                                  HYPOTHETICAL     INTEREST PAYABLE ON     FINAL AMOUNT
                                                 CALL PRICE PER       CALL DATE PER        PAYABLE PER
HYPOTHETICAL CALL DATE                              SEQUINS              SEQUINS             SEQUINS
----------------------                          ----------------   -------------------   ----------------
July 30, 2004 (hypothetical first call
  date).......................................      $10.5608             $0.0022             $10.5630
August 16, 2004...............................      $10.5869             $0.0378             $10.6247
August 31, 2004...............................      $10.6117             $0.0711             $10.6828
September 15, 2004............................      $10.6352             $0.1022             $10.7374
September 30, 2004............................      $10.6606             $0.1356             $10.7962
October 15, 2004..............................      $10.6864             $0.1689             $10.8553
October 29, 2004..............................      $10.7108             $0.2000             $10.9108
November 15, 2004.............................      $10.7378             $0.0356             $10.7733
November 30, 2004.............................      $10.7634             $0.0689             $10.8323
December 15, 2004.............................      $10.7894             $0.1022             $10.8916
December 31, 2004.............................      $10.8174             $0.1378             $10.9552
January 18, 2005..............................      $10.8476             $0.1756             $11.0232
January 31, 2005..............................      $10.8709             $0.0044             $10.8753
February 15, 2005.............................      $10.8953             $0.0356             $10.9309
February 28, 2005.............................      $10.9183             $0.0644             $10.9827
March 15, 2005................................      $10.9487             $0.1022             $11.0509
March 31, 2005................................      $10.9777             $0.1378             $11.1154
April 15, 2005................................      $11.0033             $0.1689             $11.1722
April 29, 2005................................      $11.0293             $0.2000             $11.2293

                                                  HYPOTHETICAL     INTEREST PAYABLE ON     FINAL AMOUNT
                                                 CALL PRICE PER       CALL DATE PER        PAYABLE PER
HYPOTHETICAL CALL DATE                              SEQUINS              SEQUINS             SEQUINS
----------------------                          ----------------   -------------------   ----------------
May 16, 2005..................................      $11.0600             $0.0378             $11.0978
May 31, 2005..................................      $11.0874             $0.0711             $11.1585
June 15, 2005.................................      $11.1133             $0.1022             $11.2155
June 30, 2005.................................      $11.1414             $0.1356             $11.2769
July 15, 2005.................................      $11.1698             $0.1689             $11.3386
July 29, 2005 (hypothetical stated maturity
  date).......................................      $11.1966             $0.2000             $11.3966

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The SEQUINS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

DILUTION ADJUSTMENTS

     The exchange ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the number and value of shares of Texas Instruments common stock you may receive at maturity. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If Texas Instruments, after the closing date of the offering of the SEQUINS,

          (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

          (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

          (3) combines the outstanding shares of the common stock into a smaller number of shares, or

          (4) issues by reclassification of shares of its common stock any shares of other common stock of Texas Instruments,

then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Texas Instruments, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

     If Texas Instruments, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the exchange ratio will be further adjusted to equal the exchange ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

     If Texas Instruments, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of Texas Instruments common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such fair market value.

     If Texas Instruments, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

     For purposes of these adjustments:

     A "Permitted Dividend" is any quarterly cash dividend in respect of Texas Instruments common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10.00%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Texas Instruments with respect to one share of common stock acquired in a tender offer or exchange offer by Texas Instruments, over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Texas Instruments common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such sum.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of Texas Instruments common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Texas Instruments;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

     - in the case of any Excess Purchase Payment for which Texas Instruments announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the exchange ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Texas Instruments, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the exchange ratio will be further adjusted to the exchange ratio which would then have been in effect had adjustment for the event not been made. If any Reorganization Event, as described below, occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the exchange ratio will not be rescinded but will be applied to the new exchange ratio provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

     The "Closing Price" of Texas Instruments common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) of the preceding sentence or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding paragraph, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Texas Instruments common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Texas Instruments common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of Texas Instruments, or any surviving entity or subsequent surviving entity of Texas Instruments, with or into another entity, other than a merger or consolidation in which Texas Instruments is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Texas Instruments or another issuer;

     - any sale, transfer, lease or conveyance to another corporation of the property of Texas Instruments or any successor as an entirety or substantially as an entirety;

     - any statutory exchange of securities of Texas Instruments or any successor of Texas Instruments with another issuer, other than in connection with a merger or acquisition; or

     - any liquidation, dissolution or winding up of Texas Instruments or any successor of Texas Instruments,

each holder of the SEQUINS will have the right to receive a maturity payment per SEQUINS of (i) cash in an amount equal to the exchange ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" below and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the exchange ratio.

     The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Texas Instruments common stock or Texas Instruments. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any SEQUINS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the SEQUINS will be determined by the calculation agent and will equal, for each SEQUINS, a number of shares of Texas Instruments common stock equal to the exchange ratio, calculated as though the maturity of the SEQUINS was the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of a SEQUINS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of a SEQUINS will be capped at the cash equivalent of the maturity payment calculated as though the maturity date of the SEQUINS were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of the SEQUINS at % per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the SEQUINS, the SEQUINS will bear interest, payable upon demand of the beneficial owners of the SEQUINS in accordance with the terms of the SEQUINS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly
provided for, at the rate of   % per annum on the unpaid amount (or the cash
equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all SEQUINS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for SEQUINS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or

Clearstream Banking clearance systems may hold beneficial interests in the SEQUINS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the section "Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the SEQUINS will be made by Citigroup Global Markets Inc. in same-day funds. All call price payments, all interest payments and any cash in lieu of a fractional share will be paid by Citigroup Global Markets Holdings in same-day funds so long as the SEQUINS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the SEQUINS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the SEQUINS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the SEQUINS, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the SEQUINS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                         TEXAS INSTRUMENTS INCORPORATED

     According to publicly available documents, Texas Instruments Incorporated is a global semiconductor company and a leading designer, manufacturer and supplier of digital signal processors, analog integrated circuits, and other semiconductor products. Texas Instruments is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Texas Instruments files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003), proxy statements and other information with the SEC. Texas Instruments' registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     The SEQUINS represent obligations of Citigroup Global Markets Holdings only. Texas Instruments is not involved in any way in this offering and has no obligation relating to the SEQUINS or to holders of the SEQUINS.

     HISTORICAL DATA ON THE COMMON STOCK OF TEXAS INSTRUMENTS INCORPORATED

     The common stock of Texas Instruments Incorporated is quoted on the New York Stock Exchange, under the symbol "TXN." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Texas Instruments common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the dividends paid per share of Texas Instruments common stock.

                                                           HIGH       LOW     DIVIDEND
                                                          -------   -------   --------

1998
Quarter
  First.................................................  15.6563   10.0625   0.02125
  Second................................................  16.7500   11.7188   0.02125
  Third.................................................  15.9219   11.5938   0.02125
  Fourth................................................  22.6094   11.3438   0.02125
1999
Quarter
  First.................................................  26.9688   21.5000   0.02125
  Second................................................  36.2500   24.7500   0.02125
  Third.................................................  46.6875   33.7813   0.02125
  Fourth................................................  55.6250   37.8750   0.02125
2000
Quarter
  First.................................................  99.7500   45.2500   0.02125
  Second................................................  90.0000   60.1250   0.02125
  Third.................................................  74.5000   46.6250   0.02125
  Fourth................................................  53.1875   35.0000   0.02125
2001
Quarter
  First.................................................  54.6875   28.5500   0.02125
  Second................................................  42.9000   26.2800   0.02125
  Third.................................................  38.4100   20.1500   0.02125
  Fourth................................................  34.4000   22.7500   0.02125
2002
Quarter
  First.................................................  35.9100   25.3000   0.02125
  Second................................................  34.8500   22.1500   0.02125
  Third.................................................  27.2500   14.2500   0.02125
  Fourth................................................  21.4500   13.1000   0.02125
2003
Quarter
  First.................................................  18.7500   13.9000   0.02125
  Second (through June 25, 2003)........................  21.1000   16.2300   0.02125

     The closing price of the common stock on June 25, 2003 was $17.3500.

     According to the Texas Instruments Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as of March 31, 2003, there were 1,729,282,542 shares of common stock outstanding. During the period reflected in the above table, Texas Instruments split its common stock 2 for 1 on August 16, 1999 and May 22, 2000. The data appearing in the above table have been adjusted to reflect these splits.

     Holders of SEQUINS will not be entitled to any rights with respect to Texas Instruments common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of SEQUINS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase SEQUINS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the SEQUINS (a "U.S. Holder"). This summary also does not address the tax consequences to (i) persons that are not U.S. Holders, (ii) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (iii) persons that will hold SEQUINS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iv) persons whose functional currency is not the U.S. dollar or (v) persons that do not hold SEQUINS as capital assets.

     This summary does not address tax consequences specific to the Texas Instruments common stock except where otherwise stated. Before acquiring SEQUINS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the Texas Instruments common stock.

     No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the SEQUINS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SEQUINS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SEQUINS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing a SEQUINS, each holder agrees with Citigroup Global Markets Holdings that Citigroup Global Markets Holdings and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase Texas Instruments common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the SEQUINS the holder deposits irrevocably with Citigroup Global Markets Holdings a fixed amount of cash equal to the purchase price of the SEQUINS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Global Markets Holdings will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the SEQUINS as compensation to the holder for Citigroup Global Markets Holdings' use of such cash deposit during the term of the SEQUINS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Global Markets Holdings in full satisfaction of the holder's obligation under the forward purchase contract and Citigroup Global Markets Holdings will deliver to the holder the number of shares of Texas Instruments common stock that the holder is entitled to receive at that time pursuant to the terms of the SEQUINS (subject to Citigroup Global Markets Holdings' right to deliver cash if it exercises its right to call the SEQUINS prior to maturity). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the SEQUINS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the "Use of Proceeds" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Global Markets Holdings in respect of the original issue of a SEQUINS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SEQUINS, and (ii) amounts denominated as interest that are payable with respect to the SEQUINS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

     Under the above characterization of the SEQUINS, if Citigroup Global Markets Holdings delivers Texas Instruments common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Texas Instruments common stock by application of the monies received by Citigroup Global Markets Holdings in respect of the SEQUINS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the SEQUINS (less the portion of the tax basis of the SEQUINS allocable to any fractional share, as described in the next paragraph). A U.S. Holder's tax basis in the SEQUINS generally will equal such Holder's cost for that SEQUINS.

     A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the SEQUINS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity Citigroup Global Markets Holdings delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder's purchase obligation under the SEQUINS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder's basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

     Upon the exercise by Citigroup Global Markets Holdings of its right to call the SEQUINS prior to maturity or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the Holder generally will recognize gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition.

     Due to the absence of authority as to the proper characterization of the SEQUINS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning SEQUINS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Citigroup Global Markets Holdings believes that the Contingent Payment Regulations should not apply to the SEQUINS because those Regulations apply only to debt instruments that provide for contingent payments. The SEQUINS are payable by the delivery of Texas Instruments common stock (unless Citigroup Global Markets Holdings exercises its right to call the SEQUINS prior to maturity) and provide economic returns that are indexed to the performance of Texas Instruments common stock, and offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Citigroup Global Markets Holdings believes that the SEQUINS are properly characterized for tax purposes, not as debt instruments, but as a forward purchase contract in respect of which holders have deposited a fixed amount of cash with Citigroup Global Markets Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the SEQUINS, then, among other matters, (i) gain realized by a holder on the sale or other taxable disposition of a SEQUINS (including as a result of cash payments made at maturity, if any) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the SEQUINS has been held for more than one year), and (ii) a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of Texas Instruments common stock, rather than capital gain or loss on the ultimate sale of such stock.

     Even if the Contingent Payment Regulations do not apply to the SEQUINS, it is possible that the IRS could seek to characterize the SEQUINS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the SEQUINS, it is possible, for example, that a SEQUINS could be treated as including a debt instrument and a forward contract or two or more options.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the SEQUINS transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the SEQUINS transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the SEQUINS may be subject to information reporting and to backup withholding with respect to of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the SEQUINS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets
Inc., $     principal amount of SEQUINS (     SEQUINS).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the SEQUINS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the SEQUINS if it purchases any of the SEQUINS.

     Citigroup Global Markets Inc. proposes to offer some of the SEQUINS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the SEQUINS to dealers at the public
offering price less a concession not to exceed $     per SEQUINS. Citigroup
Global Markets Inc. may allow, and these dealers may reallow, a concession not
to exceed $     per SEQUINS on sales to certain other dealers. After the initial offering of the SEQUINS to the public, Citigroup Global Markets Inc. may change the public offering price and concessions.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the SEQUINS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the SEQUINS or any security convertible into or exchangeable for the SEQUINS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the SEQUINS. Consequently, the initial public offering price for the SEQUINS was determined by negotiations among Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the SEQUINS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the SEQUINS will develop and continue after this offering.

     Citigroup Global Markets Holdings will apply to list the SEQUINS on the American Stock Exchange under the symbol "CXI."

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell SEQUINS and Texas Instruments common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of SEQUINS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of SEQUINS or Texas Instruments common stock made for the purpose of preventing a decline in the market price of the SEQUINS or Texas Instruments common stock while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the SEQUINS. They may also cause the price of the SEQUINS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     We estimate that our total expenses for this offering will be $     .

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National

Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the SEQUINS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the SEQUINS and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the SEQUINS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the SEQUINS through and including the date of disposition of such SEQUINS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), its purchase or acquisition, holding and subsequent disposition of the SEQUINS and the transactions contemplated hereby do not and will not constitute a prohibited transaction under Section 4975 of the Code.

                                 LEGAL MATTERS

     The validity of the SEQUINS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Richard Ketchum, Esq. Mr. Ketchum, General Counsel of Citigroup Global Markets Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the SEQUINS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

The accompanying prospectus relates to Citigroup Global Markets Holdings Inc., which changed its name from Salomon Smith Barney Holdings Inc. on April 7, 2003.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT

Summary ................................................................    S-2
Summary Information-- Q&A ..............................................    S-3
Incorporation of Certain Documents by Reference ........................    S-7
Risk Factors Relating to the SEQUINS ...................................    S-8
Description of the SEQUINS .............................................   S-12
Texas Instruments Incorporated .........................................   S-21
Historical Data on the Common Stock of Texas Instruments Incorporated ..   S-22
Certain United States Federal Income Tax Considerations ................   S-23
Underwriting ...........................................................   S-26
ERISA Matters ..........................................................   S-27
Legal Matters ..........................................................   S-27

                                   PROSPECTUS

Prospectus Summary .....................................................      2
Forward-Looking Statements .............................................      6
Use of Proceeds and Hedging ............................................      8
Ratio of Earnings to Fixed Charges .....................................      9
European Monetary Union ................................................     10
Description of Debt Securities .........................................     11
Description of Index Warrants ..........................................     18
Book-Entry Procedures and Settlement ...................................     21
Limitations on Issuances in Bearer Form ................................     22
Plan of Distribution ...................................................     23
ERISA Matters ..........................................................     25
Legal Matters ..........................................................     25
Experts ................................................................     25

                            CITIGROUP GLOBAL MARKETS
                                 HOLDINGS INC.

                          % SELECT EQUITY INDEXED NOTES
                                  (SEQUINS(SM))

                                   BASED UPON
                              THE COMMON STOCK OF
                         TEXAS INSTRUMENTS INCORPORATED
                                DUE       , 2005
                            ($10 PRINCIPAL AMOUNT PER
                                    SEQUINS)

                                -----------------

                              PROSPECTUS SUPPLEMENT
                                     , 2003
                          (INCLUDING PROSPECTUS DATED
                               FEBRUARY 23, 2001)

                                -----------------

                                (CITIGROUP LOGO)